Exhibit 10.4

MANEK ENERGY PRESSURE PUMPING JOINT VENTURE, LLC

FORMATION AGREEMENT

THIS MANEK ENERGY PRESSURE PUMPING JOINT VENTURE, LLC FORMATION AGREEMENT (“Agreement”) is made effective as of June 18, 2012 (the “Effective Date”) by and between Manek Energy Holdings, a Delaware corporation, with offices at 2255 Ridge Road, Suite 100, Rockwall, TX 75087 (“Holdings”), Amerril Energy, LLC, an Oklahoma limited liability company with offices at 3721 Briarpark Dr., Suite 155, Houston, TX 77042 (“Amerril”) and Cope Services, Inc., a Texas corporation with offices at 2306 Highway 100, Centerville, TN 37033 (“Cope”).

WHEREAS, Holdings, Amerril and Cope desire to create a joint venture to operate a hydraulic fracturing business serving the oil and gas industry, and to carry out the purpose of the Joint Venture; and

WHEREAS, “Joint Venture” shall refer to Manek Energy Pressure Pumping, LLC, a Delaware limited liability company organized or to be organized pursuant to the Certificate of Formation and this Agreement whose sole members are Holdings, Amerril and Cope (the “Members”).

NOW, THEREFORE, Holdings, Amerril and Cope do hereby agree to the following terms and conditions, as of the Effective Date:

ARTICLE I.

FORMATION OF JOINT VENTURE; OWNERSHIP STRUCTURE

1.1           This Agreement constitutes a binding agreement with regard to the various matters set forth herein.

1.2           Name of Joint Venture.  The name of the Joint Venture shall be “Manek Energy Pressure Pumping, LLC” or such other name as the Members hereafter may adopt upon: (i) causing an appropriate amendment to the Certificate of Formation to be filed in accordance with the Delaware Act; and (ii) sending notice thereof to each Member.

1.3           Formation.  Holdings is hereby designated as the authorized person, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) which: (i) are required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware; and (ii) this Agreement authorizes the Joint Venture to execute, deliver and file.  Holdings shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Joint Venture’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Joint Venture shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Joint Venture.

1.4           Operating Agreement. On or before July 13, 2012, the parties hereto agree that they will enter into a mutually acceptable operating agreement with respect to the Joint Venture governing its management, governance, accounting matters, capital accounts, reports, allocations and distributions, tax matters, termination and winding up, such and other matters as are deemed necessary or desirable by the Members, (the “Operating Agreement”). If an Operating Agreement is not agreed to by such date, any Member may elect to withdraw from the Joint Venture and receive reimbursement of its capital contribution.

1.5           Purposes of Joint Venture.  Unless and until otherwise provided in or pursuant to the Operating Agreement, the purposes of this Joint Venture shall be to:

1.5.1           Provide hydraulic fracturing services to the oil and gas industry;

1.5.2           Engage in all activities and transactions as may, , be necessary or advisable to carry out the administration of the Joint Venture’s business, all without any further act, vote or approval of any other person, notwithstanding any other provision of this Agreement.

1.6           Principal and Registered Office.  The Joint Venture shall have its principal executive office at the principal executive office of Holdings, or at such other place designated from time to time by a super-majority in interest of the Members (defined to be 66.67% or more of the issued and outstanding membership interests).  The Joint Venture shall have its registered office and registered agent in the State of Delaware the address and person identified in the certificate of Formation of the Joint Venture, unless a different registered office or agent is designated from time to time in accordance with the Delaware Act.

1.7           Duration.  The term of the Joint Venture shall commence on the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until the Joint Venture is dissolved or as may be otherwise provided in the Operating Agreement.

1.8           Limited Liability.  Except as otherwise required under applicable law, neither of the Members shall be liable personally for the Joint Venture’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a Member.

ARTICLE II.

CAPITAL STRUCTURE, CONTRIBUTIONS AND DISTRIBUTIONS

2.1           Capital Structure.  The capital structure of the Joint Venture shall consist of the membership interests purchased by the initial members.  Except as otherwise provided in this Agreement, all Interests shall have the same relative rights, powers and duties.

2.2           Initial Capital Contributions.  On the Effective Date, and on such dates thereafter as are appropriate per Sections 3.2.1 and 3.2.2, each Member shall make the following capital contributions in consideration for their respective membership interests. Anticipated initial capital contributions shall total approximately $44,444,444.00 in value.

2.2.1           In consideration for the receipt of membership interests in the Joint Venture, Holdings shall contribute the entire infrastructure of the Joint Venture as a Capital Contribution, including operating, financial and administrative personnel, two hydraulic frac fleets and other fixed assets. A specific list of equipment and other fixed assets to be contributed by Holdings is attached hereto as Schedule 2.2.1. The aggregate value of assets to be contributed by Holdings will be approximately Thirty Six Million ($36,000,000). Following receipt by the Joint Venture of its initial capital contributions defined herein, Holdings shall receive a reimbursement of cash bringing its net capital contribution in the Joint Venture to Twenty Two Million, Six Hundred Sixty Six Thousand, Six Hundred Sixty Six Dollars ($22,666,666.). Such contribution of capital assets to the Joint Venture by Holdings shall be made as follows: (a) one frac fleet and all its related equipment shall be contributed on or before June 30, 2012; and (b) the balance of such contribution shall be made on or before August 31, 2012; Holdings agrees to provide copies of paid invoices reflecting the purchase of equipment and related assets contributed to the Joint Venture; Amerril and Cope shall have the right to review such purchase and transfer records to confirm the value of the assets contributed.

2.2.2           In consideration for the receipt of membership interests in the Joint Venture, Amerril shall contribute cash in the aggregate amount of Seventeen Million Seven Hundred Seventy Seven Thousand Seventy Eight Dollars ($17,777,778), payable in installments of (a) One Million Dollars ($1,000,000) on or before June 19, 2012; (b) Three Million Dollars ($3,000,000), on or before July 16, 2012; and (c) Thirteen Million, Seven Hundred Seventy Seven Thousand, Seven Hundred Seventy Eight Dollars ($13,777,778) on or before July 30, 2012; and

2.2.3           In consideration for the receipt of membership interests in the Joint Venture, Cope shall contribute (i) cash in the sum of Four Million Dollars ($4,000,000), payable in installments of (a) Two Hundred Fifty Thousand Dollars ($250,000), on or before June 4, 2012; (b) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), on or before June 18, 2012; (c) Two Hundred Fifty Thousand Dollars ($250,000), on or before July 2, 2012; and (d) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), on or before July 30, 2012.

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Following such initial Capital Contributions, the membership interests of the Members shall be fully paid and non-assessable, and the ownership of the membership interests for each Member shall be as set forth on Schedule I annexed hereto.  Schedule I shall be amended from time to time to appropriately reflect any additional capital contributions and ownership of the membership interests in the Joint Venture, whether by new or existing Members.

 2.3           Maintenance of Capital Accounts.  A capital account (the “Capital Account”) shall be established for each Member and such account shall be adjusted as provided in the Operating Agreement.

2.4           Distributions. Until otherwise provided in the Operating Agreement or except with the consent of a super-majority in interest of all Members, there shall be no distributions by the Joint Venture to the Members.

ARTICLE III.

MANAGEMENT

3.1           Management.  The business and affairs of the Joint Venture will be managed under the direction of the Managers (collectively, as a unit, the “Board of Managers”), whose composition, duties and function shall be specified in the Operating Agreement. Until the adoption of an Operating Agreement, the business and affairs of the Joint Venture shall be managed under the direction of the Members.  Management of the day-to-day operation of the business of the Joint Venture shall be conducted by Holdings without the direction of and approval by a super-majority in interest of the Members except as stated herein or in the joint operating agreement.

Until the adoption of an Operating Agreement, the actions requiring approval of Managers shall require the approval of a super-majority in interest of all Members: In addition, the following actions shall require the consent of all Members:

• transactions outside the ordinary course of business as defined under Section 1.5 above

• change of name

• change in scope of the business

• admission of new members

• any issuance, sale or transfer of membership interests

• incurring debt, granting security or guarantees unless contemplated in annual business plan and budget

• payment of any distributions

• commencement of bankruptcy proceedings

• adoption of annual business plan

▪ adoption of annual budget

▪ capital expenditures not contemplated in annual business plan or budget

• acquisitions, investments in third parties, strategic alliances or partnerships outside the ordinary course of business

• disposal of assets;

• if not in ordinary course of business, commencing or making any significant decision relating to litigation, administrative or investigative proceeding

▪ adoption of an Operating Agreement

▪ contracts with value in excess of $10 Million

▪ service contracts with affiliated companies

3.2           Liability and Indemnification.

3.2.1 Except as otherwise provided by law, no Member, Manager or officer or agent of any Member, Manager or officer shall be liable, responsible, or accountable in any way for damages or otherwise to the Joint Venture or to any of the Members for any act or failure to act pursuant to this Agreement or otherwise unless there is a final, non-appealable judicial determination that: (i) such Person acted in bad faith; (ii) the conduct of such Person constituted intentional misconduct or a knowing violation of law; (iii) such Person gained a financial benefit to which such Person was not legally entitled; or (iv) such Person failed to perform his or her duties with respect to distributions under Section 18-607 of the Delaware Act, in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

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3.2.2           The Joint Venture shall indemnify, defend, and hold harmless each of the Members, Managers, officers and each agent of a Member, Manager or officer against third parties (severally, the “Indemnitee” and collectively, the “Indemnitees”), from and against any claims, losses, liabilities, damages, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel and other professionals) arising out of or in connection with: (a) such Indemnitee’s status as a Member, Manager or officer of the Joint Venture; (b) any act or failure to act by an Indemnitee pursuant to this Agreement; or (c) any claims, damages, liabilities, costs or expenses incurred by the Indemnitee in connection with past or present services to the Joint Venture to the fullest extent permitted by law, except for gross negligence, bad faith, willful misfeasance, reckless disregard of duties or willful violation of law having a material adverse effect on the Joint Venture by such Indemnitee; provided, further, that an Indemnitee shall not be entitled to indemnification hereunder if there is a judicial determination that such Person’s actions or omissions to act is set forth in clauses (i), (ii), (iii) or (iv) of Section 3.2.1 above.

ARTICLE IV.

RESTRICTIONS ON TRANSFER OF INTERESTS; ADMISSION OF ADDITIONAL MEMBERS

4.1           Transfers.          Except as provided in Section 4.2, no Member may Transfer all or any portion of its Interest without the prior written consent of all the Members, which consent may be granted or withheld for any or no reason.  Any Transfer of all or any portion of an Interest by any Member not made in compliance with this Section 4.1 shall be void and of no effect.

4.2           Permitted Transfers.   Notwithstanding the provisions of Section 4.1, either party shall be permitted to Transfer its Interest to any Affiliate, provided that such Affiliate complies with the provisions of Section 4.3 below (except that the other parties consent shall not be required), after which all references in this Agreement to the transferring party shall be deemed to include such transferee. In addition, Amerril shall be permitted to transfer its membership interest to Qingdao Kingking Applied Chemistry Co., Ltd. without the necessity of additional consent from the other Members, and such entity will be admitted as a Member of the Joint Venture on its compliance with the terms of Section 4.3 below.

4.3           Admission of Additional Members.   No Person shall have any right as a member of the Joint Venture unless and until such Person is admitted as a Member after such approval as is required by, and in compliance with the other conditions set forth in, this Section 4.3.  A new Member may be admitted to the Joint Venture only with the consent of all of the Members and only if such person shall have executed an appropriate supplement to this Agreement agreeing to be bound by its terms, as such terms may be modified by such supplement.  Any person so admitted shall have all the rights and obligations of a Member hereunder effective on and after the date of admission as a Member of the Joint Venture.

ARTICLE V.

BANK ACCOUNTS; BOOKS AND RECORDS

5.1           Banking.  One or more bank accounts shall be established in the name of the Joint Venture.

5.2           Books and Records.  Until otherwise provided in the Operating Agreement, Holdings shall have physical possession of the books and records of the Joint Venture and shall give such notices, reports and advice to the Members as may, from time to time, be required or deemed advisable, and shall perform the necessary ministerial functions of the Joint Venture.  Upon not less than five(5) days advance written notice, each Member shall have the right, during ordinary business hours, to inspect and copy the Joint Venture documents held in accordance with the confidentiality provisions contained herein at the requesting Member’s expense, provided, however, that the Managers shall not provide any information which they reasonably consider to be a trade secret or similar confidential information.  The Joint Venture may, at its option, require any Member who has access to the books or records of the Joint Venture to execute and deliver a nondisclosure agreement in a form reasonably prescribed by the Joint Venture.

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ARTICLE VI.

TERMINATION AND WINDING UP OF THE JOINT VENTURE

6.1           Termination.  This Joint Venture shall commence on execution of this Agreement and shall continue until the first of any of the following events occur:

   6.1.1      Termination on Occurrence of Stated Events: This Agreement and the Joint Venture will terminate automatically on the occurrence of any of the following events:

(i)          To the extent required by the Delaware Act; or

(ii)         Dissolution, termination of existence, insolvency, business failure, appointment of a receiver, assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency law by or against either Party to this Agreement.

   6.1.2           Mutual Termination.  The Parties may, at any time, mutually agree to terminate this Agreement and the Joint Venture.

6.2           Winding Up.

   6.2.1Upon termination of the Joint Venture, the assets of the Joint Venture shall be liquidated and the affairs of the Joint Venture shall be wound up and terminated under a plan approved by and adopted by all of the Members.  Upon completion of such liquidation and winding up, but not later than two (2) years after the end of the Fiscal Year during which termination occurs, the assets of the Joint Venture shall be liquidated and disposed of as follows:

(i)          First, to the payment of debts and liabilities of the Joint Venture and expenses of the liquidation and winding up;

(ii)         Second, to the setting up of any reserves (to be held in a special interest-bearing account) which the liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Joint Venture; provided, however, that at the expiration of such time as such trustee shall deem advisable (not to exceed two (2) years after the end of the Fiscal Year during which termination occurs, except in the case of any litigation matter where the length of time such reserves are maintained shall be determined by the liquidating trustee in its sole discretion), the balance of such reserves remaining after the payment of such contingent liabilities shall be distributed in the manner set forth in Section 6.2.1(iii) below; and

(iii)         Third, to all Members, in accordance with their Percentage Interest.

   6.2.2       Notwithstanding any termination of the Joint Venture, prior to such time as all of the assets of the Joint Venture shall be liquidated and distributed pursuant to Section 6.2, the Joint Venture’s business and the affairs of the Members, as such, shall continue to be governed by this Agreement.

The provisions of this section shall survive the termination of any other provisions of this Agreement.

6.3           Final Accounting.       Holdings or the liquidating trustee shall provide to each Member a financial statement setting forth the assets and liabilities of the Joint Venture as of the date of termination and all income, gains, losses and deductions realized by the Joint Venture upon completion of the liquidation of the assets of the Joint Venture.  Upon compliance by Holdings or the liquidating trustee, as applicable, with the foregoing distribution plan, Holdings or the liquidating trustee shall take such steps as are required to cancel the Certificate of Formation, upon the completion of which the Joint Venture shall terminate and the Members shall cease to be such.

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The Joint Venture agrees to indemnify each Member against any and all debts, liabilities, obligations and legal actions against such Member should the occurrence of one of the events of termination set forth in Section 6.1.1 above occur due not to any fault of such Member.

ARTICLE VII.

GENERAL PROVISIONS

7.1           Confidentiality. Any Member may obtain from the Joint Venture, for any purpose reasonably related to the Member’s Interest, such information regarding the affairs of the Joint Venture as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by a super-majority in interest of the Members.

7.1.1           Each Member covenants that, except as required by applicable law, judicial proceeding or any regulatory body, it will not divulge, furnish or make accessible to any other Person information regarding the affairs of the Joint Venture, its Managers and their Affiliates, including, but not limited to, the terms of material contractual arrangements, financial performance, whether historical in nature, or relating to plans and prospects, projections and estimates, in each case as such Member may have received in their position as a Member during in the course of the operation of the Joint Venture (collectively, “Confidential Information”) without the prior written consent of the other Members, which consent may be withheld in its sole discretion.

7.1.2           Each Member recognizes that in the event that this Section 7.2 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Joint Venture.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Joint Venture may be entitled, such Member and the Joint Venture also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

7.2           Members Not Agents.  This Agreement does not constitute any Member as the agent or legal representative of the other Member for any purpose whatsoever.  No Member is granted any express or implied right or authority by any other Member to assume or to create any obligation or responsibility on behalf of, or in the name of, the other Member, or to bind the other Member in any manner or thing whatsoever.

7.3           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, including the Delaware Act, without regard to conflict of law provisions of such State.

7.4           Attorneys’ Fees. Following any legal proceeding between any of the Parties hereto regarding the operation or enforcement of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing party court costs, necessary disbursements (including without limitation expert witnesses’ fees) and reasonable attorneys’ fees, in addition to any other relief such Party may be entitled.  This provision shall be construed as applicable to the entire contract.

7.5           Injunctive Relief. The Members hereby agree the subject matter of this Agreement is unique, unusual and extraordinary in nature such that it has a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at Law.  Each Member, therefore, expressly agrees that the other Member, in addition to any other rights or remedies which the other Member may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by a Member.

7.6           Binding on Heirs. This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the Members.

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7.7           Entire Agreement/Modification or Amendment.  This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof, and no other agreement, statement, or promise relating to the subject matter of this Agreement, which is not contained herein shall be valid or binding; with the express exception, however, of the Operating Agreement, once negotiated and entered into by the Members and/or Managers.  Any modification or amendment of this Agreement will be effective only if it is in writing and executed by all Members.

7.8           Non-Competition. No Party shall have the right to usurp Joint Venture opportunities for the benefit of itself or others as delineated in the scope of work and geographical locations then currently served by the Joint Venture or as further defined herein or in the Joint Operating agreement. . Such prohibition shall include the ownership, management (as a principal or partner), or other investment in any competing business or enterprise.

7.9           Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

7.10         Waiver.  The waiver by any Party of any breach of a provision of this Agreement by the other Party shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or of a different provision of this Agreement.  Except as otherwise specifically provided in this Agreement, nothing contained herein shall be deemed to restrict or prevent any Party from exercising legal or equitable rights or from pursuing legal or equitable remedies in connection herewith.

7.11         Notices and Requests.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received: (x) when delivered, if made by hand delivery; (y) two days following the day when deposited with an overnight courier service such as Federal Express, for the delivery to the intended addressee; or (z) two days following the day when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

If to the Joint Venture, to the attention of Holdings at 2255 Ridge Road, Suite 100, Rockwall, TX 75087.

If given to any Member, at the address thereof set forth in the Joint Venture’s books and records.

7.12         Section Headings.  The headings of the paragraphs of this Agreement have been set forth for convenience only and are not intended to influence the interpretation of this Agreement.

7.13         Construction.  Each Party cooperated in the drafting of this Agreement.  If any construction is to be made of any provision of this Agreement, it shall not be construed against either Party on the ground such Party was the drafter of the Agreement or any particular provision.

7.14         Entity Authorization.  Each signatory of this Agreement represents and warrants that this Agreement and the undersigned’s execution of this Agreement has been duly authorized and approved by such signatory, if necessary.  The undersigned officers and representatives of the entities executing this Agreement on behalf of the entities represent and warrant they possess full authority to execute this Agreement on behalf of the entities.

7.15         Fiscal Year.  The fiscal year shall be designated in the Definitive Operating Agreement.

7.16         Execution By Facsimile.  This Agreement may be executed by the Parties and transmitted by facsimile, or by an electronic scan sent by e-mail. A facsimile or scanned and emailed signature of a Party shall be binding as an original.  If a Party sends a copy of the Agreement or part thereof with that Party’s signature by facsimile or email, that Party shall promptly send the original by first class mail.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

MEMBERS:

Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.

MANEK ENERGY HOLDINGS, INC.

/s/ Ken Goggans
By: Kenneth A. Goggans
Title: Chief Executive Officer

AMERRIL ENERGY LLC

/s/ Ping He
By: Ping He
Title: President

COPE SERVICES, INC.

/s Ron Cope
By: Ron Cope
Title: President

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SCHEDULE I

Percentage Interests of Members%

Member	Percentage Interest

Manek Energy Holdings, Inc.	51.0%
Amerril Energy LLC	40.0%
Cope Services, Inc.	9.0%

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